EXHIBIT 5


March 11, 1996


To the Board of Directors
Ace Hardware Corporation
2200 Kensington Court
Oak Brook, Illinois 60521

     Re:  Total Shares Offered By Prospectus
          1,852 Class A
          77,750 Class C

Gentlemen:

This opinion relates to the legality of 1,852 unsold shares of Class A voting stock (par value $1,000 per share) and 77,750 unsold shares of Class C nonvoting stock (par value $100 per share) of Ace Hardware Corporation (the "Company"), a Delaware corporation, previously registered with the Securities and Exchange Commission. Of the foregoing shares, 1,500 unsold shares of Class A stock and 40,000 of Class C stock were previously registered under Registration Statement No. 33-58191, and 352 unsold shares of Class A stock and 37,750 shares of Class C stock were previously registered under Registration Statement No. 33-46449. These shares, pursuant to Rule 429 of Regulation C of the Securities Act of 1933, constitute the shares being offered by the Prospectus filed as a part of the Post-Effective Amendment No. 1 to Registration Statement No. 33-58191 with respect to which said opinion is furnished.

As General Counsel of the Company since January 1, 1989 and as a former partner in the firm of Gatenbey, Law & League which acted as general counsel to the Company and its Illinois predecessor corporation for many years prior to that date, I have examined the Company's restated Certificate of Incorporation (as amended to date), the By-laws of the Company (as amended to date), and its corporate proceedings, and have made such other investigations as I have deemed necessary or appropriate for the purpose of this opinion.

VALIDITY OF SHARES OF STOCK

Based upon the foregoing, I am of the opinion that:

     (1) The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and is also duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, the States of Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Maryland, Mississippi, Missouri, Nebraska, New York, North Carolina, Ohio, Oregon, Texas, Washington and Wisconsin.

     (2) The total authorized capital stock of the Company consists of 10,000 shares of Class A Voting Stock (par value $1,000 per share), 6,500 shares of Class B Nonvoting Stock (par value $1,000 per share)and 2,000,000 shares of Class C Nonvoting Stock (par value $100 per share).

     (3) All of the shares of capital stock of the Company which are to be offered by the Prospectus filed as a part of the aforesaid Post-Effective Amendment No. 1 to Registration Statement No. 33-58191 with respect to which this opinion is furnished (including any shares which may have heretofore been issued but are not presently outstanding), will, upon issuance in accordance with the terms set forth in said Prospectus, constitute legally and validly issued, fully paid and non-assessable shares.

This opinion also relates to the preference in excess of par value to which shares of Class "B" stock (par value $1,000.00 per share) of Ace Hardware Corporation (the "Company"), a Delaware corporation, are entitled in the event of the involuntary liquidation of the Company. The restated Certificate of Incorporation authorizes the Company to issue 6,500 shares of Class "B" stock, of which 3,028 shares are presently issued and outstanding.

I have examined the restated Certificate of Incorporation and the By-laws of the Company, and note that the matter of distribution of the net assets of the Company in the event of a involuntary liquidation is provided for in Article Fourth (j) of the restated Certificate of Incorporation. It is stated therein that, in the event of a liquidation (voluntary or involuntary), there shall be added together the total par value of all of the issued and outstanding shares of Class "A" stock, the total purchase or redemption price of all of the shares of Class "A" stock, the total purchase or redemption price of all of the issued and outstanding shares of Class "B" stock as last determined by the Board of Directors, and the total purchase price of all of the issued and outstanding shares of Class "C" stock as last determined by the Board of Directors. It is further provided that each share of Class "B" stock shall share in the distribution of the net assets in the proportion which the purchase price or redemption price thereof last determined by the Board of Directors bears to said total dollar amount.

Since Article Fourth (g) and Article Fourth (h) of the restated Certificate of Incorporation of the Company provide that the purchase or redemption price to be paid by the Company for shares of its Class "B" stock must at all times be equal to 20 times the per share purchase price last established by the Board of Directors with respect to purchases by the Company of its Class "C" stock and that the purchase or redemption price to be paid by the Company for its Class "B" stock shall in no event be less than twice the par value thereof, the shares of Class "B" stock could have a preference in excess of par value in the event of involuntary liquidation.

PREFERENCE OF CLASS B STOCK IN VOLUNTARY LIQUIDATION

In my opinion the provisions of the restated Certificate of Incorporation providing for such preference with respect to the shares of Class "B" stock of the Company are legally permitted and have been legally adopted in accordance with Section 151(d) of the General Corporation Law of Delaware.

It is my further opinion that the aforementioned preference of the Class "B" stock in the event of involuntary liquidation of the Company does not require, and does not have the effect of, placing any restrictions upon surplus by reason of the potential preference in excess of par value attached to the Class "B" shares. In view of the fact that Article Fourth (f) of the restated Certificate of Incorporation expressly prohibits the Company from declaring dividends on any of the shares of any class of stock of the Company, it is also my opinion that the holders of any shares of the Company would have any remedies before or after payment of any dividend which would reduce surplus to an amount less than the amount of such excess.

TAX ISSUES

Statements made under subheadings "Federal Income Tax Status of Class A and Class C Shares," pp. 8-9 and "Federal Income Tax Treatment of Patronage Dividends," pp. 27-29 of the Prospectus that is part of the aforesaid Post-Effective Amendment No. 1 to Registration Statement No. 33-58191 also represent my opinion concerning said matters.

CONSENT

I understand that this opinion is to be used in connection with the aforesaid Post-Effective Amendment No. 1 to Registration Statement No. 33-58191, and I consent to the filing of this opinion with the Registration Statement and to the reference to me in the Prospectus under the heading "Opinion of Experts".

10-K CONSENT

I further consent to "Federal Income Tax Treatment of Patronage
Dividends," pages 14-15 of the 10-K which is incorporated by reference into the Company's S-2 Registration Statement and which also represents my opinion concerning said matters.

Sincerely,



David W. League
Vice President and General Counsel
Ace Hardware Corporation